As filed with the Securities and Exchange Commission on September 14, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sumisho Air Lease Corporation

(Exact name of registrant as specified in its charter)

7359	Delaware	27-1840403
(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sabrina Lemmens

Chief Financial Officer

Sumisho Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

John-Paul Motley

Logan Tiari

Cooley LLP

350 S. Grand Avenue, Suite 3200

Los Angeles, CA 90071

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 14, 2026

PROSPECTUS

$4,000,000,000

Sumisho Air Lease Corporation

Offer to Exchange

$800,000,000 4.400% Senior Notes due 2028

that have been registered under the Securities Act of 1933

for any and all outstanding 4.400% Senior Notes due 2028

(CUSIP Nos. 873923 AA4 / U81972 AA6)

and

$1,200,000,000 4.500% Senior Notes due 2029

that have been registered under the Securities Act of 1933

for any and all outstanding 4.500% Senior Notes due 2029

(CUSIP Nos. 873923 AC0 / U81972 AB4)

and

$1,500,000,000 4.850% Senior Notes due 2031

that have been registered under the Securities Act of 1933

for any and all outstanding 4.850% Senior Notes due 2031

(CUSIP Nos. 873923 AE6 / U81972 AC2)

and

$500,000,000 5.500% Senior Notes due 2036

that have been registered under the Securities Act of 1933

for any and all outstanding 5.500% Senior Notes due 2036

(CUSIP Nos. 873923 AG1 / U81972 AD0)

This exchange offer will expire at 5:00 p.m., New York City time,

on     , 2026, unless extended.

We are offering to exchange Sumisho Air Lease Corporation’s 4.400% Senior Notes due 2028 (the “2028 exchange notes”), 4.500% Senior Notes due 2029 (the “2029 exchange notes”), 4.850% Senior Notes due 2031 (the “2031 exchange notes”), and 5.500% Senior Notes due 2036 (the “2036 exchange notes” and, together with the 2028 exchange notes, the 2029 exchange notes and the 2031 exchange notes, the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of Sumisho Air Lease Corporation’s 4.400% Senior Notes due 2028 (CUSIP Nos. 873923 AA4 / U81972 AA6) (the “outstanding 2028 notes”), 4.500% Senior Notes due 2029 (CUSIP Nos. 873923 AC0 / U81972 AB4) (the “outstanding 2029 notes”), 4.850% Senior Notes due 2031 (CUSIP Nos. 873923 AE6 / U81972 AC2) (the “outstanding 2031 notes”), and 5.500% Senior Notes due 2036 (CUSIP Nos. 873923 AG1 / U81972 AD0), respectively, issued on March 24, 2026 (the “outstanding 2036 notes” and, together with the outstanding 2028 notes, the outstanding 2029 notes and the outstanding 2031 notes, the “outstanding notes”). The outstanding 2028 notes together with the 2028 exchange notes are referred to as the “2028 notes”, the outstanding 2029 notes together with the 2029 exchange notes are referred to as the “2029 notes”, the outstanding 2031 notes together with the 2031 exchange notes are referred to as the “2031 notes” and the outstanding 2036 notes together with the 2036 exchange notes are referred to as the “2036 notes.” The term “notes” refers to both the outstanding notes and the exchange notes. We refer to the offer to exchange the exchange notes for the outstanding notes as the “exchange offer” in this prospectus.

The Exchange Notes:

•

The terms of the registered exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the transfer restrictions, restrictive legends, registration rights, and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

•	We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

•

The 2028 exchange notes will bear interest at an annual rate of 4.400%, the 2029 exchange notes will bear interest at an annual rate of 4.500%, the 2031 exchange notes will bear interest at an annual rate of 4.850% and the 2036 exchange notes will bear interest at an annual rate of 5.500%, in each case, payable semi-annually in arrears on March 24 and September 24 of each year.

Material Terms of the Exchange Offer:

•	THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON , 2026, UNLESS EXTENDED.

•	Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the exchange notes.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•

The exchange offer is not subject to any minimum aggregate tender condition, but is subject to customary conditions. You may tender outstanding notes for exchange notes in whole or in part in any integral multiple of $1,000, subject to a minimum exchange of $2,000.

•	The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. federal income tax purposes.

•

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated     , 2026

We have not authorized anyone to provide you with any information or to make representations other than those contained or incorporated by reference in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We are not making an offer to sell or soliciting an offer to buy any securities other than the securities described in this prospectus. We are not making an offer to sell or soliciting an offer to buy any of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations, and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, a copy of this information and any and all of the documents referred to herein, including the registration rights agreement and indenture for the notes, which are summarized in this prospectus, by request directed to:

Sumisho Air Lease Corporation

Attention: Chief Financial Officer

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

(310) 553-0555

In order to ensure timely delivery, you must make such request no later than five business days before the expiration of the exchange offer.

i

INCORPORATION BY REFERENCE

We “incorporate by reference” in this prospectus the following documents that we have previously filed with the SEC. This means that we are disclosing important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information in this prospectus as it relates to Sumisho Air Lease Corporation supersedes information incorporated by reference that Sumisho Air Lease Corporation filed with the SEC prior to the date of this prospectus, while information that Sumisho Air Lease Corporation filed later with the SEC will automatically update and supersede such information:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 12, 2026, as amended by our Annual Report on Form 10-K/A filed with the SEC on April 30, 2026 (together, our “2025 10-K”);

•	Our Current Reports on Form 8-K filed with the SEC on January 6, 2026, April 8, 2026, April 14, 2026, as amended by Current Report on Form 8-K/A filed on June 22, 2026, and April 17, 2026; and

•

Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 7, 2026 (our “Q1 10-Q”), and for the quarter ended June 30, 2026, filed with the SEC on August 10, 2026 (our “Q2 10-Q”).

We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Item 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit, or other information furnished to the SEC) under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement and on or after the date of this prospectus and prior to the completion of the exchange offer. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. These forward-looking statements are included throughout this prospectus and relate to matters such as Sumisho Air Lease Corporation’s industry, business strategy, goals and expectations concerning market position, future operations, future financial condition, projected costs, prospects, objectives of management, expected market growth, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will,” “future” and similar terms and phrases to identify forward-looking statements in this prospectus.

In this section and unless otherwise indicated, the terms the “Company,” “we,” “us” and “our” refer to Sumisho Air Lease Corporation and its consolidated subsidiaries.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Moreover, Sumisho Air Lease Corporation operates in a very competitive and rapidly changing environment. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained or incorporated by reference in this prospectus. Although we believe that we have a reasonable basis for each forward-looking statement contained or incorporated by reference in this prospectus, any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to vary materially from future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements.

Such factors include, but are not limited to, among others:

•

we have a significant amount of indebtedness, requiring a substantial portion of our cash flows to be dedicated to debt service payments, and we will require significant capital to satisfy our outstanding debt obligations as they come due;

•	despite our substantial indebtedness levels, we may still be able to incur significantly more debt, which could exacerbate the risks associated with our substantial debt;

•	changes in our cost of borrowing or interest rate increases may adversely affect our net income and our ability to compete in the marketplace;

•	any negative changes in our credit ratings may limit our ability to obtain financing or increase our borrowing costs;

•	our senior unsecured securities will be effectively subordinated to our secured debt to the extent of the value of the assets securing such indebtedness;

•

the limited covenants applicable to our senior unsecured securities that may not provide protection against some events or developments that may affect our ability to repay such securities or the trading prices for such securities;

•	we may be unable to generate sufficient returns on our aircraft investments which may have an adverse impact on our net income;

•	failure to complete our planned aircraft sales could affect our net income and credit ratings may lead us to use alternative sources of liquidity;

•

if our aircraft become obsolete or experience a decline in customer demand, our ability to lease and sell those aircraft and our results of operations may be negatively impacted and may result in impairment charges;

•	potential conflicts of interest may arise from SMBC AC’s role as the exclusive servicer of our aircraft leased to non-U.S. airlines;

•

after the Merger, we no longer have an OEM orderbook, which may impact our ability to manage our aircraft portfolio and, if we are unable to obtain new and younger aircraft, it may increase our re-leasing risk and residual value risk;

•

aircraft have limited economic useful lives and depreciate over time and we may be required to record an impairment charge or sell aircraft for a price less than its depreciated book value which may impact our financial results;

•

we are dependent on the ability of our lessees to perform their payment and other obligations to us under our leases and their failure to do so may materially and adversely affect our financial results and cash flows;

•	we may experience increased competition from other aircraft lessors which may impact our ability to execute our long-term strategy;

•

our lessees may fail to adequately insure our aircraft or fulfill their indemnity obligations, or we may not be able to adequately insure our aircraft or insurers may not fulfill their policy obligations, which may result in increased costs and liabilities; and

•

other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors.

Consequently, such forward-looking statements should be regarded solely as Sumisho Air Lease Corporation’s current plans, estimates or beliefs. We do not intend to update, and do not undertake any obligation to update, any forward-looking statements to reflect future events or circumstances after the date of such statements. Given such limitations, you should not rely on these forward-looking statements in making a decision whether to invest in the notes.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus and in our 2025 10-K, our Q1 10-Q and our Q2 10-Q, incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights some of the information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus before making an investment decision. References in this prospectus to “we,” “us,” “our,” and the “Company” refer to Sumisho Air Lease Corporation, unless otherwise stated or the context otherwise requires.

Sumisho Air Lease Corporation

We are one of the largest aircraft leasing companies in the world, with an owned fleet1 comprised of 488 aircraft as of June 30, 2026. The net book value of flight equipment subject to operating leases was $23.9 billion as of June 30, 2026 with a weighted average age of 4.8 years and a weighted average remaining lease term of 7.0 years.

We believe that a key factor which has underpinned our success has been our disciplined approach to asset investment. We have consistently invested in liquid and new technology2 aircraft which display the strongest long-term value retention characteristics. These include the Airbus A220 family, Airbus A320ceo/neo family, Airbus A330neo family, Airbus A350 family, Boeing 737 NG/MAX family and Boeing 787 family of aircraft.

Our focus on aircraft liquidity is designed to ensure that our portfolio remains in demand with the largest number of operators, in the most jurisdictions globally, maximizing the options available to lease or re-lease aircraft at any given point in time. This focus has resulted in our fleet1, by carrying value as of June 30, 2026, comprised of approximately 85% new technology2 aircraft. The high-quality and in-demand nature of our portfolio is also reflected in the 99.5% utilization rate of our fleet for the six months ended June 30, 2026.

On April 8, 2026 (the “Effective Time”) we completed the previously announced merger (the “Merger”) of Takeoff Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into Air Lease Corporation, with Air Lease Corporation surviving the Merger as an indirect subsidiary of Sumisho Air Lease Corporation Designated Activity Company, an Irish private limited company (“Parent”). Parent is a holding company established in connection with the Merger and is jointly owned, directly or indirectly, by Sumitomo Corporation, a Japanese corporation (“Sumitomo”), SMBC Aviation Capital Limited, a company incorporated with limited liability in Ireland (“SMBC AC”), investment vehicles affiliated with Apollo managed funds (“Apollo”) and Brookfield (“Brookfield”). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of September 1, 2025 (the “Merger Agreement”), by and among Air Lease Corporation, Parent and Merger Sub. We notified the NYSE of the completion of the Merger and requested that trading in the Class A Common Stock be suspended and the Class A Common Stock be withdrawn from listing on the NYSE which was effective on April 18, 2026.

In connection with the closing of the Merger, SMBC AC acquired our outstanding orderbook for undelivered aircraft (the “Orderbook Acquisition”) and became servicer to the majority of our fleet.

We are indirectly owned by Sumisho Air Lease Corporation Designated Activity Company (f/k/a Gladiatora Designated Activity Company), an Irish private limited company. We were incorporated in Delaware in 2010. Our principal executive offices are located at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067 and our telephone number is (310) 553-0555.

[1]

References to “our fleet” on a historical basis included in this prospectus refers to the aircraft included in flight equipment subject to operating leases and do not include aircraft in our managed fleet, flight equipment held for sale or aircraft classified as net investments in sales-type leases unless the context indicates otherwise.

[2]	New technology aircraft are defined as A220 family, A320neo family, A330neo family, A350 family, Boeing 737 MAX family and Boeing 787 family aircraft types.

The Exchange Offer

The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The sections of this prospectus entitled “The Exchange Offer” and “Description of Notes” contain a more detailed description of the terms and conditions of the exchange offer and the notes.

The Exchange Offer	Up to $800,000,000 aggregate principal amount of 2028 exchange notes, $1,200,000,000 aggregate principal amount of 2029 exchange notes, $1,500,000,000 aggregate principal amount of 2031 exchange notes and $500,000,000 aggregate principal amount of 2036 exchange notes, each such series registered under the Securities Act, are being offered in exchange for the same principal amount of outstanding notes of the applicable series. The terms of the exchange notes and the outstanding notes are substantially identical, except that the provisions for transfer restrictions, restrictive legends, registration rights, and rights to increased interest in addition to the stated interest rate on the outstanding notes (“Additional Interest”) applicable to the outstanding notes will not apply to the exchange notes. You may tender outstanding notes for exchange in whole or in part in any integral multiple of $1,000, subject to a minimum exchange of $2,000. We are undertaking the exchange offer in order to satisfy our obligations under the registration rights agreement relating to the outstanding notes. For a description of the procedures for tendering the outstanding notes, see “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

In order to exchange your outstanding notes for exchange notes, you must properly tender them before the expiration of the exchange offer. Upon expiration of the exchange offer, your rights under the registration rights agreement pertaining to the outstanding notes will terminate, except under limited circumstances.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2026, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions (see “The Exchange Offer—Conditions to the Exchange Offer”), some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

How to Tender Outstanding Notes for Exchange	You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company’s (“DTC”)

Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

•

complete, sign, and date the accompanying letter of transmittal in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver prior to the expiration time the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “The Exchange Offer—The Exchange Agent”; or

•

arrange for DTC to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent’s account at DTC.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer—Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly upon expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement

We are making the exchange offer pursuant to the registration rights agreement that we entered into on March 24, 2026 with the initial purchasers of the outstanding notes. As a result of making and consummating this exchange offer, we will have fulfilled our obligations under the registration rights agreement with respect to the registration of securities, subject to certain limited exceptions. If you do not tender your outstanding notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer.

Resales of Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are not an “affiliate” of ours;

•	the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and

•

if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer—Consequences of Exchanging Outstanding Notes.”

Consequences of Failure to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement, except as otherwise specified therein. Outstanding notes will continue to be subject to the restrictions on transfer provided in the legend on the outstanding notes and in the indenture governing the notes. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered outstanding notes could be adversely affected.

Exchange Agent	The exchange agent for the exchange offer is Computershare Trust Company, N.A. For additional information, see “The Exchange Offer—The Exchange Agent” and the accompanying letter of transmittal.

Certain U.S. Federal Income Tax Considerations	The exchange of your outstanding notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as to the tax consequences of the ownership and disposition of the exchange notes. For additional information, see “Material U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The terms of the exchange notes are substantially identical to the outstanding notes, except that the provisions for transfer restrictions, restrictive legends, registration rights, and Additional Interest applicable to the outstanding notes will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section “Description of Notes” in this prospectus.

Issuer	Sumisho Air Lease Corporation

Securities Offered	$800,000,000 aggregate principal amount of 4.400% Senior Notes due 2028, $1,200,000,000 aggregate principal amount of 4.500% Senior Notes due 2029, $1,500,000,000 aggregate principal amount of 4.850% Senior Notes due 2031, and $500,000,000 aggregate principal amount of 5.500% Senior Notes due 2036.

Maturity Date	The 2028 exchange notes will mature on March 24, 2028.

The 2029 exchange notes will mature on March 24, 2029.

The 2031 exchange notes will mature on March 24, 2031.

The 2036 exchange notes will mature on March 24, 2036.

Interest	The 2028 exchange notes will bear interest at the rate of 4.400% per annum, payable semi-annually in arrears on March 24 and September 24 of each year, beginning on September 24, 2026.

The 2029 exchange notes will bear interest at the rate of 4.500% per annum, payable semi-annually in arrears on March 24 and September 24 of each year, beginning on September 24, 2026.

The 2031 exchange notes will bear interest at the rate of 4.850% per annum, payable semi-annually in arrears on March 24 and September 24 of each year, beginning on September 24, 2026.

The 2036 exchange notes will bear interest at the rate of 5.500% per annum, payable semi-annually in arrears on March 24 and September 24 of each year, beginning on September 24, 2026.

Holders whose outstanding notes are exchanged for exchange notes will not receive a payment in respect of interest accrued but unpaid on such outstanding notes from the most recent interest payment date up to but excluding the settlement date of the exchange offer. Instead, interest on the exchange notes received in exchange for such outstanding notes will (i) accrue from the last date on which interest was paid on such outstanding notes and (ii) accrue at the same rate as and be payable on the same dates as interest was payable on such outstanding notes. However, if any interest payment occurs prior to the settlement date of the exchange offer on any outstanding notes already tendered for exchange in the exchange offer, the holder of such outstanding notes will be entitled to receive such interest payment.

Mandatory Redemption	We will not be required to make mandatory redemption or sinking fund payments with respect to the exchange notes of any series.

Optional Redemption	We may redeem the 2028 exchange notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 15 basis points less (b) interest accrued to the redemption date, and

(2) 100% of the principal amount of the 2028 exchange notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Prior to February 24, 2029 (one month prior to their maturity date) (the “2029 Par Call Date”), we may redeem the 2029 exchange notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 exchange notes matured on the 2029 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 15 basis points less (b) interest accrued to the redemption date, and

(2) 100% of the principal amount of the 2029 exchange notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2029 Par Call Date, we may redeem the 2029 exchange notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 exchange notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Prior to February 24, 2031 (one month prior to their maturity date) (the “2031 Par Call Date”), we may redeem the 2031 exchange notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2031 exchange notes matured on the 2031 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 20 basis points less (b) interest accrued to the redemption date, and

(2) 100% of the principal amount of the 2031 exchange notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2031 Par Call Date, we may redeem the 2031 exchange notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2031 exchange notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Prior to December 24, 2035 (three months prior to their maturity date) (the “2036 Par Call Date”), we may redeem the 2036 exchange notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 exchange notes matured on the 2036 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 25 basis points less (b) interest accrued to the redemption date, and

(2) 100% of the principal amount of the 2036 exchange notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2036 Par Call Date, we may redeem the 2036 exchange notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 exchange notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Ranking	The notes will be senior unsecured obligations of ours and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness and senior to any subordinated indebtedness of ours. The notes will effectively rank junior to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness.

Certain Covenants	The indenture governing the notes will include certain restrictions, including limitations on liens and mergers, consolidations and transfers of substantially all of our assets. These covenants are subject to important qualifications and exceptions. See “Description of Notes—Certain Covenants.”

Denomination	The exchange notes will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. See “Use of Proceeds.”

Risk Factors	Investment in the exchange notes involves certain risks. You should carefully consider the information under “Risk Factors” beginning on page 10 of this prospectus and all other information included and incorporated by reference in this prospectus before investing in the exchange notes.

RISK FACTORS

Your investment in the exchange notes involves a high degree of risk. You should carefully consider the risks described below as well as other information and data included in this prospectus, including the documents incorporated by reference in this prospectus, before making an investment decision. In addition, you should carefully consider the other risks, uncertainties, and assumptions that are set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 before investing in the notes. If any of the events described in the risk factors below or in the documents incorporated by reference in this prospectus occur, our business, prospects, financial condition, results of operations, cash flows and, in some cases, our reputation, could be materially adversely affected. Each of these factors could adversely affect our business, operating results, and financial condition as well as adversely affect the value of an investment in our securities or our ability to pay interest and/or principal on the exchange notes.

In addition to the risks relating to us contained in the documents incorporated by reference in this prospectus, the following are additional risks relating to an investment in the notes.

Risks Related to the Exchange Offer and the Notes

We cannot assure you that an active trading market for the exchange notes will exist if you desire to sell the exchange notes.

There is no existing public market for the outstanding notes or the exchange notes. The liquidity of any trading market in the exchange notes, and the market prices quoted for the exchange notes, may be adversely affected by changes in the overall market for these types of securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that you will be able to sell the exchange notes or that, if you can sell your exchange notes, you will be able to sell them at an acceptable price.

You may have difficulty selling any outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not currently intend to register the outstanding notes under the Securities Act or any state securities laws. If a substantial amount of the outstanding notes is exchanged for a like amount of the exchange notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your outstanding notes.

We have a significant amount of indebtedness, requiring a substantial portion of our cash flows to be dedicated to debt service payments, and we will require significant capital to satisfy our outstanding debt obligations as they come due.

We have a significant amount of indebtedness. As of June 30, 2026, our total consolidated indebtedness was $20.3 billion (including discounts and debt issuance costs), of which approximately $167.4 million was secured. Based on our outstanding debt as of June 30, 2026, we expect our interest payments will be approximately $413.4 million for the last six months of 2026.

Our level of debt and the covenants contained in the agreements governing our debt could have important consequences, including making it more difficult for us to satisfy our debt payment obligations, which could in turn result in an event of default on such debt, and requiring a substantial portion of our cash flows to be dedicated to debt service payments; limiting our ability to obtain additional financing; increasing our vulnerability to negative economic and industry conditions; increasing our interest rate risk; placing us at a competitive disadvantage compared to our competitors that have proportionately less debt; and limiting our flexibility in planning for and reacting to changes in our business and the industry in which we operate.

We also need to maintain access to the capital and credit markets and other sources of financing in order to repay or refinance our outstanding debt obligations. Our access to financing sources depends upon a number of factors over which we have limited control, including general market conditions and interest rate fluctuations; periods of unexpected market disruption and volatility; the market’s view of the quality of our business and assets, perception of our growth potential and assessment of our credit risk; the relative attractiveness of alternative investments; and the trading prices of our debt securities. Depending on market conditions at the time and our access to capital, we may also have to rely more heavily on less efficient forms of debt financing that may require a larger portion of our cash flow from operations to service, thereby reducing funds available for our operations, future business opportunities and other purposes. These alternative measures may not be successful and may not permit us to make required repayments on our debt or meet our cash requirements.

If we are unable to generate sufficient cash flows from operations and cannot obtain capital on terms acceptable to us, we may be forced to seek alternatives, such as selling aircraft in the near term, or in the longer term, delaying investments and aircraft purchases. As a result of these risks and repercussions, our inability to make our debt payments and/or obtain incremental capital may have a material adverse effect on our business.

Despite our substantial indebtedness levels, we may still be able to incur significantly more debt, which could exacerbate the risks associated with our substantial debt.

We may be able to incur additional debt in the future. The terms of our financing facilities allow us to incur substantial amounts of additional debt, including secured debt, subject to certain limitations, which could exacerbate the risks associated with our existing substantial indebtedness.

Cost of borrowing or interest rate increases may adversely affect our net income and our ability to compete in the marketplace. Decreases in interest rates may also adversely affect our business.

We finance our business through a combination of short-term and long-term debt financings predominantly at fixed rate. As of June 30, 2026, we had $15.0 billion of fixed rate debt and $5.2 billion of floating rate debt outstanding. Further, we have outstanding preferred stock with an aggregate stated amount of $900.0 million that currently pays dividends at a fixed rate, but the dividend rate is subject to reset every five years based on the then current 5-year U.S. Treasury rate, with the dividend rate on our Series C Preferred Stock set to reset in December 2026, and based on prevailing interest rates, are expected to reset to higher dividend rates absent redemption.

Any increase in our cost of borrowing directly impacts our net income. A shift in monetary policy in the United States and other countries beginning in 2022 resulted in rapid interest rate increases over a relatively short period of time and rates may remain elevated despite rate cuts in late 2025 by the Federal Reserve Open Market Committee. The Federal Open Market Committee paused its easing cycle in March 2026, and the timing and extent of any further reductions remain uncertain and dependent on evolving inflation, labor market conditions and geopolitical developments.

Interest rates that we obtain on our debt financings can fluctuate based on, among other things, changes in views of our credit risk, fluctuations in U.S. Treasury rates and SOFR, as applicable, changes in credit spreads, and the duration of the debt being issued. Increased interest rates prevailing in the market at the time of our incurrence of new debt will also increase our interest expense.

Moreover, if interest rates remain elevated or increase further, we will be unable to immediately offset the negative impact on our net income by increasing lease rates, even if the market were able to bear the increased lease rates. Lease rates are influenced by several factors other than interest rates, including supply technicals driven by aircraft demand, supply chain disruptions, environmental initiatives and other factors that may result in a change in lease rates regardless of the interest rate environment. Our leases are generally for multiple years with fixed lease rates over the life of the lease. Therefore, lags will exist because our lease rates with respect to a particular aircraft cannot generally be increased until the expiration of the lease. Higher interest expense and the need to offset higher borrowing costs by increasing lease rates may ultimately impact our ability to compete with other aircraft leasing companies in the marketplace, especially if those companies have lower cost of funding.

Decreases in interest rates may also adversely affect our business. The U.S. Federal Reserve cut rates in 2025 and may continue to cut rates in 2026 and beyond. Since our fixed rate leases are based, in part, on prevailing interest rates at the time we enter into the lease, if interest rates decrease, new fixed rate leases we enter into may be at lower lease rates and our lease revenue will be adversely affected.

If any of these circumstances occur, our net income and/or our ability to compete in the marketplace may be adversely affected.

Negative changes in our credit ratings may limit our ability to obtain financing or increase our borrowing costs, which may adversely impact our net income and/or our ability to compete in the marketplace.

We are currently subject to periodic review by independent credit rating agencies S&P, Fitch and Kroll, each of which currently maintains an investment grade rating with respect to us, and we may become subject to periodic review by other independent credit rating agencies in the future. Our ability to obtain debt financing and our cost of debt financing is dependent, in part, on our credit ratings and we cannot assure you that these credit ratings will remain in effect or that a rating will not be lowered, suspended or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Maintaining our credit ratings depends in part on strong financial results and other factors, including the outlook of the rating agencies on our sector and on the market generally. Ratings are not a recommendation to buy, sell or hold any security, and each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could increase our borrowing costs and limit our access to the capital markets, which may adversely impact our net income and/or our ability to compete in the marketplace.

Some of our debt agreements contain covenants that impose restrictions on us and our subsidiaries that may limit our flexibility to operate our business.

Some of the agreements governing our indebtedness contain financial and non-financial covenants that impose operating and financial restrictions on our activities. These restrictions include certification to, compliance with or maintenance of certain financial tests and ratios, including certification of net worth and maintenance of interest expense coverage ratios, and limit or prohibit our ability to, among other things: sell assets; incur additional indebtedness; create liens on assets; enter into transactions with affiliates; engage in mergers or consolidations; and change the business conducted by the borrowers and their respective subsidiaries. These restrictions could seriously harm our ability to operate our business by, among other things, limiting our ability to take advantage of financing, amalgamation, merger and acquisition and other corporate opportunities.

In addition, most of our credit facilities require us to comply with certain financial maintenance covenants (measured at the end of each quarter) including minimum consolidated stockholders’ equity, minimum consolidated unencumbered assets, and an interest coverage test. Complying with such covenants may at times necessitate that we forego other opportunities, including incurring additional indebtedness or entering into certain transactions, investments, acquisitions, loans, guarantees or advances. Moreover, our failure to comply with any of these covenants could constitute a default and could accelerate some, if not all, of the indebtedness outstanding under such agreements and could create cross-defaults under other debt agreements, which would have a negative effect on our business and our ability to continue as a going concern. In addition, for our secured debt, if we are unable to repay such indebtedness when due and payable, the lenders under our secured debt could proceed against, among other things, the aircraft or other assets securing such indebtedness. As a result of the existence of these financial and non-financial covenants and our need to comply with them, the flexibility we have to operate our business may be limited.

The notes will be effectively subordinated to our secured debt to the extent of the value of the assets securing such indebtedness.

The notes will be effectively subordinated to our secured indebtedness, to the extent of the value of the assets securing such indebtedness. Holders of the notes may be limited in their ability to control any disposition of assets securing other indebtedness. As of June 30, 2026, the principal amount of our secured indebtedness outstanding was $167.4 million.

Additionally, we expect that we will be able, if we obtain commitments from lenders, to incur significant additional secured debt in the future. As a result of this effective subordination, upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization, the proceeds from the sale of assets securing our secured indebtedness will be available to repay obligations on our senior unsecured securities (including the notes) only after all obligations under the applicable secured debt have been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization.

The limited covenants applicable to the notes may not provide protection against some events or developments that may affect our ability to repay such securities or the trading prices for such securities.

The indenture that governs the notes, among other things, does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, do not protect holders of our senior unsecured securities in the event that we experience significant adverse changes in our financial condition or results of operations;

•

limit our ability to incur indebtedness, including secured indebtedness (subject to compliance with the liens covenant), that is senior to or equal in right of payment to our senior unsecured securities;

•	restrict our ability to repurchase or prepay our senior unsecured securities;

•	restrict our ability to make investments; or

•	restrict our ability to pay dividends or repurchase or make other payments in respect of our securities ranking junior to our senior unsecured securities.

For these reasons, the limited protection investors are entitled to could have a material negative impact on the value of an investment in the notes.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Our stockholders may have an interest in pursuing a sale, divesture, merger or other disposition of all or part of us that they believe could enhance their equity investments. Upon the occurrence of a Change of Control Triggering Event (as defined in the indenture governing the notes), each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including the date of repurchase. If we experience a

Change of Control Triggering Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture that governs the notes would result in a default under such indenture, which could result in defaults under instruments governing our other indebtedness, including the acceleration of the payment of any borrowings thereunder, and have material adverse consequences for us and the holders of the notes.

Additionally, under certain of the agreements governing our other indebtedness, a change of control (as defined therein) may constitute an event of default thereunder, but not constitute a Change of Control Triggering Event with respect to the notes, and may permit the lenders to accelerate the maturity of such indebtedness or may require us to offer to purchase such other indebtedness, often at a premium. In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indentures governing the notes, constitute a Change of Control Triggering Event that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

A Change of Control Triggering Event will require us to make an offer to repurchase all of the outstanding notes. One of the circumstances under which a Change of Control, which is a condition to a Change of Control Triggering Event, may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of then notes to require us to repurchase its notes as a result of a sale of less than all of our assets to another person may be uncertain.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive outstanding notes in like original principal amount. All outstanding notes received in the exchange offer will be cancelled. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement executed in connection with the sale of the outstanding notes.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on March 24, 2026. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on     , 2026, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time;

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give notice of any extension, non-acceptance, termination, or amendment as promptly as practicable by public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, at or prior to the expiration time:

•

transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered, and all other documents required by such letter of transmittal, to Computershare Trust Company, N.A., the exchange agent, at the address set forth below under the heading “—The Exchange Agent”; or

•

if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company (“DTC”) to the exchange agent at the address set forth below under the heading “—The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•

if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•

states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•

for the account of an eligible institution. The term “eligible institution” means an institution that is a member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, for example, the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program, or the New York Stock Exchange Medallion Signature Program. Eligible institutions include firms that are members of a registered national securities exchange, members of the National Association of Securities Dealers, Inc., commercial banks or trust companies having an office in the United States, and certain other eligible guarantors.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, and eligibility (including time of receipt) of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note not validly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

•	waive any defects or irregularities or conditions of the exchange offer; and

•	determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our determinations under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all outstanding notes. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC, and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such outstanding notes and the holder’s outstanding notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•

at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by email, mail, or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that, within three New York

Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by email or by mail, must be received by the exchange agent, at the address set forth below under “—The Exchange Agent,” prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•

where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

•

bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form, and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration of the exchange offer we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. Promptly following the expiration of the exchange offer, we will issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Holders whose outstanding notes are exchanged for exchange notes will not receive a payment in respect of interest accrued but unpaid on such outstanding notes from the most recent interest payment date up to but excluding the settlement date of the exchange offer. Instead, interest on the exchange notes received in exchange for such outstanding notes will (i) accrue from the last date on which interest was paid on such outstanding notes and (ii) accrue at the same rate as and be payable on the same dates as interest was payable on such outstanding notes. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes. However, if any interest payment occurs prior to the settlement date of the exchange offer on any outstanding notes already tendered for exchange in the exchange offer, the holder of such outstanding notes will be entitled to receive such interest payment. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender, or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum aggregate principal amount of outstanding notes. You may tender outstanding notes for exchange in whole or in part in any integral multiple of $1,000, subject to a minimum exchange of $2,000. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that could reasonably be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended; or

•

any law, rule, or regulation is enacted, adopted, proposed, or interpreted that could reasonably be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable exchange notes in the exchange offer. See “—Consequences of Failure to Exchange Outstanding Notes”.

Accounting Treatment

For accounting purposes, we will not recognize a gain or loss upon the issuance of the exchange notes for outstanding notes.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed Computershare Trust Company, N.A. as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses set forth below. Questions and requests for assistance respecting the procedures for tendering or withdrawing tenders of outstanding notes, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at its address below:

Computershare Trust Company, N.A.

1505 Energy Park Drive

St. Paul, MN 55108

Attn: Biddel Tekeste

Tel: 612-448-7420

Email: biddel.tekeste@computershare.com

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via email other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement, except as otherwise specified therein. Outstanding notes will continue to be subject to the provisions in the indenture governing the notes and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold, or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•

neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

•	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (May 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and be identified as an underwriter in the prospectus.

The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

Filing of Shelf Registration Statements

Under the registration rights agreement we agreed that, among other things, in certain limited circumstances specified in the registration rights agreement, we will (1) file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement and (2) use our commercially reasonable efforts to file the shelf registration statement with the SEC reasonably promptly after such filing obligation arises (or, if later, the date by which we are obligated to file an exchange offer registration statement) and use our commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC as expeditiously as possible.

If the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of outstanding notes during the periods specified in the registration rights agreement (except with respect to permitted suspension periods as provided therein), then we will pay Additional Interest to each holder of affected outstanding notes on the terms provided in the registration rights agreement.

Holders of notes will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring outstanding notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

DESCRIPTION OF NOTES

In this section, unless otherwise noted, references to the “Parent” refer to Sumisho Air Lease Corporation Designated Activity Company (f/k/a Gladiatora Designated Activity Company), an Irish private limited company, “Holdings” refer to Sumisho Air Lease Finance Corporation, a Delaware corporation, references to the “Issuer” refer to Sumisho Air Lease Corporation, and references to the term “Air Lease Merger” refer to the merger completed on April 8, 2026 of Takeoff Merger Sub Inc., a Delaware corporation, with and into Air Lease Corporation, with Air Lease Corporation surviving the merger as an indirect subsidiary of Parent. Certain capitalized terms used in this section of the prospectus are defined under “—Certain Definitions” at the end of this section. In addition, references to the “Notes” refer to, and only to, the exchange notes, unless specifically stated otherwise.

We will issue the exchange notes as separate series under the indenture dated as of March 24, 2026, between the Company and Computershare Trust Company, N.A., as trustee (the “Indenture”). The terms of the notes include those stated in the Indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture, because it, and not this description, defines your rights as holders of the notes. Copies of the Indenture and the Registration Rights Agreement are available as set forth above under “Where You Can Find More Information.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

General

The Notes will be senior unsecured obligations of the Issuer and will rank equal in right of payment with all of the Issuer’s existing and future senior unsecured indebtedness and senior to any subordinated indebtedness of the Issuer. The Notes will effectively rank junior to all of the Issuer’s secured indebtedness to the extent of the value of the assets securing such indebtedness.

The Indenture does not limit the Issuer’s ability, or the ability of its Subsidiaries, to incur additional indebtedness.

The Issuer may, from time to time, without notice to, or consent of, the holders of the Notes, create and issue other series of debt securities under the Indenture; provided, however, that any additional notes (the “Additional Notes”) will have separate CUSIP numbers unless such Additional Notes are fungible with the original notes for U.S. federal income tax purposes. The Indenture does not limit the aggregate principal amount of Notes (or other debt securities) that may be issued thereunder. Any series of debt securities, including the Notes offered hereby, may be reopened, and additional debt securities of such reopened series may be issued and treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The Indenture provides for the issuance of the Notes and sets forth the duties of the Trustee.

Maturity and Interest

The 2028 Notes will mature on March 24, 2028 and will bear interest at the rate of 4.400% per annum. The 2029 Notes will mature on March 24, 2029 and will bear interest at the rate of 4.500% per annum. The 2031 Notes will mature on March 24, 2031 and will bear interest at the rate of 4.850% per annum. The 2036 Notes will mature on March 24, 2036 and will bear interest at the rate of 5.500% per annum. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Issuer will pay interest on the Notes semiannually in arrears on March 24 and September 24 of each year, beginning on September 24, 2026 (each, an “Interest Payment Date”). The Issuer will make each payment of interest to the holders of record at the close of business on the immediately preceding March 9 and September 9, respectively, of the applicable Interest Payment Date, whether or not such date is a business day.

Interest on the Notes will accrue from the most recent date on which interest has been paid, or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees

Initially, the Notes will not be guaranteed. From time to time after the consummation of the Air Lease Merger, the obligations of the Issuer under the Indenture and the Notes will be fully and unconditionally guaranteed (each a “Guarantee” and collectively, the “Guarantees”) on a senior unsecured basis as to the payment of principal, premium, if any, and interest, on a senior unsecured basis, jointly and severally by each Subsidiary of the Issuer that guarantees Specified Indebtedness of Holdings or the Issuer as described in “—Certain Covenants—Future Guarantees.”

The Guarantees of a Guarantor will terminate:

(i)	upon a sale or disposition of such Guarantor in a transaction that complies with the Indenture such that such Guarantor ceases to be a Subsidiary of the Issuer;

(ii)

upon the request of the Issuer and the receipt by the Trustee of an officer’s certificate of the Issuer certifying that such Guarantor is not a guarantor of Specified Indebtedness of Holdings or the Issuer; or

(iii)	upon defeasance or discharge of the Notes, as provided in “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Redemption

Mandatory Redemption

We will not be required to make mandatory redemption or sinking fund payments with respect to the exchange notes of any series.

Optional Redemption

2028 Notes

The Issuer may redeem the 2028 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 15 basis points less (b) interest accrued to the Redemption Date, and

(2) 100% of the principal amount of the 2028 Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

2029 Notes, 2031 Notes and 2036 Notes

The Issuer may redeem any series of the 2029 Notes, the 2031 Notes or the 2036 Notes in whole or in part at any time or from time to time at the applicable redemption prices. Prior to (i) February 24, 2029 with respect to the 2029 Notes (one month prior to the maturity date of the 2029 Notes) (the “2029 Par Call Date”), (ii) February 24, 2031 with respect to the 2031 Notes (one month prior to the maturity date of the 2031 Notes) (the “2031 Par Call Date”), and (iii) December 24, 2035 with respect to the 2036 Notes (three months prior to the maturity date of the 2036 Notes) (the “2036 Par Call Date”) (each of the 2029 Par Call Date, the 2031 Par Call Date and the 2036 Par Call Date, a “Par Call Date”), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon discounted to the Redemption Date (assuming that such Notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined herein) plus 15 basis points with respect to the 2029 Notes, 20 basis points with respect to the 2031 Notes, and 25 basis points with respect to the 2036 Notes less (b) interest accrued to the Redemption Date, and

(2) 100% of the principal amount of the applicable Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the 2029 Par Call Date, with respect to the 2029 Notes, the 2031 Par Call Date, with respect to the 2031 Notes and the 2036 Par Call Date, with respect to the 2036 Notes, the Issuer may redeem such Notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at

11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to the applicable Par Call Date. If there is no United States Treasury security maturing on such Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, we shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on such Par Call Date for such series of Notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Notice of any optional redemption will be mailed at least ten days but not more than 60 days before the Redemption Date to each registered holder of any of the Notes to be redeemed. Unless the Issuer defaults in the payment of the redemption price and accrued interest, on and after the Redemption Date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before the Redemption Date, the Issuer will deposit with a Paying Agent, or the Trustee, sufficient funds to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate (and in accordance with the procedures of the depository).

The notice of redemption that relates to any Note that is redeemed in part only will state the portion of the principal amount thereof to be redeemed. Any redemption of the Notes at the Issuer’s option may, if so provided in the applicable redemption notice, be made subject to the satisfaction of one or more conditions precedent.

Mandatory Redemption, Exchange and Purchase

Except as set forth below under “—Repurchase at the Option of Holders,” the Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Issuer may at any time and from time to time purchase Notes in the open market or otherwise at any price, subject to applicable law.

The Issuer may at any time make offers to the holders to exchange their Notes for other notes issued by the Issuer or by any other Person.

Repurchase at the Option of Holders

If a Change of Control accompanied by a Ratings Event (a “Change of Control Triggering Event”) occurs at any time, unless the Issuer has exercised its right to redeem the Notes as described above under “—Optional Redemption,” each holder of the Notes will have the right to require the Issuer to repurchase all or any part (in denominations of $2,000 or integral multiples of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control offer on the terms set forth in the Indenture at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or, at the Issuer’s option, prior to any Change of Control but after the public announcement of the Change of Control, unless the Issuer has otherwise exercised its right to redeem the Notes, it will deliver a notice to each holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Unless the Issuer defaults in such payment, all Notes accepted for payment pursuant to the Change of Control offer will cease to accrue interest after such payment date.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions in the Indenture applicable to a Change of Control offer, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

On the payment date in relation to a Change of Control offer the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control offer;

(2)	prior to 10:00 a.m. New York City time, deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly deliver to each holder of Notes properly tendered the purchase price for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Issuer will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

The provisions described above that require the Issuer to make a Change of Control offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a merger, takeover, recapitalization or any other transaction.

Notwithstanding anything to the contrary in the Indenture applicable to a Change of Control offer made by the Issuer, the Issuer will not be required to make a Change of Control offer upon a Change of Control Triggering Event if a third-party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control offer or the Issuer has exercised its right to redeem the Notes as described above under “—Redemption—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw the Notes in a Change of Control offer, and the Issuer, or any third-party making a Change of Control offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer will have the right, upon not less than 20 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control offer described above have passed at the time the notice is issued, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date.

Notwithstanding anything to the contrary contained herein, a Change of Control offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control offer is made.

Certain Covenants

Limitations on Liens

Except as provided below, the Issuer will not, and will not permit any Subsidiary to, at any time pledge or otherwise subject to any Lien any of its or such Subsidiary’s property, tangible or intangible, real or personal (hereinafter “property”), without thereby expressly securing all of the debt securities outstanding under the Indenture (together, if the Issuer so chooses, with any other securities entitled to the benefit of a similar covenant) equally and ratably with any and all other indebtedness for borrowed money or Capital Leases, including any guarantee, secured by such Lien, so long as any such other indebtedness or Capital Lease shall be so secured, and the Issuer covenants that if and when any such Lien is created, such debt securities will be so secured thereby; provided, that, this restriction shall not apply to any Lien on any property existing as of the date of the Indenture or to the following Liens securing indebtedness for borrowed money or Capital Leases, including any guarantee:

(1)	any Lien on any property (including Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) securing Non-Recourse Indebtedness;

(2)

any Lien on any property (including Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) (a) existing at the time of acquisition of such property or the entity owning such property (including acquisition through merger or consolidation), or (b) given to secure the payment of all or any part of the purchase, lease or acquisition thereof or the cost of construction, repair, refurbishment, modification or improvement of property (including Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) or to secure any indebtedness (including ECA Indebtedness) or Capital Lease incurred prior thereto, at the time of, or within 180 days (18 months in the case of Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) after, the acquisition, construction, repair, refurbishment, modification or improvement of property (including Aircraft Assets and Capital Stock in any Special Purpose Aircraft Financing Entity) for the purpose of financing all or part of the purchase, lease or acquisition thereof or the cost of construction, repair, refurbishment, modification or improvement;

(3)	Liens by a Subsidiary as security for indebtedness owed to the Issuer or any Subsidiary;

(4)

a banker’s lien or right of offset of the holder of such indebtedness in favor of any lender of moneys or holder of commercial paper of the Issuer or any Subsidiary in the ordinary course of business on moneys of the Issuer or such Subsidiary deposited with such lender or holder in the ordinary course of business;

(5)	mechanic’s, workmen’s, repairmen’s, materialmen’s or carriers’ Liens or other similar Liens arising in the ordinary course of business or deposits or pledges to obtain the release of any such Liens;

(6)

any Lien arising out of a judgment or award against the Issuer with respect to which the Issuer shall in good faith be prosecuting an appeal or proceedings for review or Liens incurred by the Issuer for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Issuer is a party;

(7)

any Lien for taxes not yet subject to penalties for nonpayment or contest, or minor survey exceptions, or minor encumbrances, assessments or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, assessments, reservations, rights and restrictions do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the Issuer’s business;

(8)

any Lien to secure obligations with respect to any interest rate, foreign currency exchange, swap, collar, cap or similar agreements entered into in the ordinary course of business to hedge or mitigate risks related to the Issuer’s or any of its Subsidiaries’ indebtedness for borrowed money and not for speculative purposes; provided, however, that the collateral securing any Liens permitted by this subsection (8) shall be limited to U.S. dollars, Foreign Currency and/or Government Obligations;

(9)

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien existing on the date of the Indenture or referred to in the foregoing clauses, including in connection with the refinancing of indebtedness of the Issuer and its Subsidiaries secured by such Lien; and

(10)

other Liens not permitted by any of subsections (1) through (9) above on any property, now owned or hereafter acquired; provided, that, no such Liens shall be incurred pursuant to this subsection (10) if the aggregate principal amount of outstanding indebtedness (without duplication for any guarantee of such indebtedness) and Capital Leases secured by Liens incurred pursuant to this subsection (10) subsequent to the date of the Indenture, including the Lien proposed to be incurred, shall exceed 20% of Consolidated Tangible Assets after giving effect to such incurrence and the use of proceeds of such indebtedness or Capital Leases.

This covenant does not limit Liens that do not secure indebtedness for borrowed money or Capital Leases. Any lien that is granted to secure debt securities outstanding under the Indenture pursuant to the preceding paragraph will be automatically released and discharged at the same time as the release (other than through the exercise of remedies with respect thereto) of each Lien that gave rise to such obligation to secure such debt securities under the preceding two paragraphs.

Limitation on the Conduct of Business of Holdings

In addition to the other restrictions set forth in the Indenture, the Indenture provides that, if Holdings incurs Specified Indebtedness, the Issuer shall not permit Holdings to become liable for any material obligations, hold any material assets or engage in any significant business activities or operations other than: (i) in connection with its ownership of the Capital Stock of the Issuer and its Subsidiaries, as applicable; (ii) the maintenance of its legal existence; (iii) the consummation of the issuance of the Notes; (iv) performing any obligations with respect to the Indenture and any activities relating to any permitted refinancing of the Notes; (v) performing its obligations as a borrower under, and performing any activities relating to any permitted refinancing of, (a) the Term Loan Credit Agreement, dated as of November 14, 2025, with Sumitomo Mitsui Banking Corporation, Citibank, N.A. and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners, and the other financial institutions party thereto, and (b) Revolving Credit Agreement, dated as of November 14, 2025, with Sumitomo Mitsui Banking Corporation, Citibank, N.A. and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners, and the other financial institutions party thereto; and (vi) in each case any activities incidental to the foregoing. At any time that Holdings is not an obligor under Specified Indebtedness, this covenant will not be applicable.

Reports

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuer will furnish to the holders or cause the Trustee to furnish to the holders (or file with the

Commission for public availability), within the time periods specified in the Commission’s rules and regulations applicable to a non-accelerated filer, after giving effect to all applicable extensions and cure periods:

(1)

all quarterly and annual reports that would be required to be filed with the Commission on Form 10-Q and 10-K, or any successor form, if the Issuer were required to file such reports, containing the information required to be contained therein, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual report only, a report on the Issuer’s consolidated financial statements by the Issuer’s certified independent accountants; and

(2)

all current reports that would be required to be filed with the Commission on Form 8-K, or any successor form, if the Issuer were required to file such reports containing the information required to be contained therein.

The availability of the foregoing reports on the Commission’s EDGAR filing system will be deemed to satisfy the foregoing delivery requirements.

This covenant does not impose any duty on the Issuer under the Sarbanes Oxley Act of 2002 and the related Commission rules that would not otherwise be applicable.

In addition, for so long as the Notes remain outstanding, the Issuer will furnish to the holders and to any prospective purchaser of a Note designated by such holder, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger, Sale of Assets and Dissolution

Neither the Issuer nor, at any time when the Notes are guaranteed, any Guarantor will consolidate or merge with or into or wind up into (whether or not the Issuer or such Guarantor is the surviving corporation), in one or more related transactions, any Person unless:

(1)

the resulting or surviving Person (the “Successor Company”) is the Issuer, such Guarantor, a Wholly Owned Subsidiary of the Issuer or such Guarantor or a Person organized and existing under the laws of a Permitted Jurisdiction;

(2)

the Successor Company (if other than the Issuer or the applicable Guarantor) expressly assumes all of the obligations of the Issuer or the applicable Guarantor under the Notes or the applicable Guarantee, as applicable, and the Indenture pursuant to a supplemental indenture;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)

the Issuer and the applicable Guarantor, if any, shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

Neither the Issuer nor, at any time when the Notes are guaranteed, any Guarantor will sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the Issuer’s or such Guarantor’s properties and assets, in one or more related transactions, to any Person unless:

(1)

the Person receiving the sale, assignment, conveyance, transfer, lease or disposition is a Wholly Owned Subsidiary of the Issuer or a Guarantor or a Person organized and existing under the laws of a Permitted Jurisdiction;

(2)

the Person receiving the sale, assignment, conveyance, transfer, lease or disposition expressly assumes all of the obligations of the Issuer or such Guarantor under the Indenture and Guarantee (in the case of a Guarantor) pursuant to a supplemental indenture;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)

the Issuer and the applicable Guarantor, if any, shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, stating that such sale, assignment, conveyance, transfer, lease or disposition, and such supplemental indenture, if any, comply with the Indenture.

Neither the Issuer nor, at any time when the Notes are guaranteed, any Guarantor will liquidate or dissolve other than in connection with a transaction permitted by this “—Merger, Sale of Assets and Dissolution” covenant.

For the avoidance of doubt, nothing in this covenant “—Merger, Sale of Assets and Dissolution” shall prohibit the consummation of the Air Lease Merger.

Future Guarantees

Concurrently with the consummation of the Air Lease Merger and at any time thereafter, each Subsidiary of the Issuer that guarantees any Specified Indebtedness of Holdings or the Issuer will fully and unconditionally guarantee the Notes on a senior unsecured basis by executing and delivering to the Trustee a supplemental indenture.

Events of Default

The Indenture defines an Event of Default with respect to the Notes as being any one of the following occurrences:

(1)	the failure to pay any installment of interest on the Notes when due and payable, and the continuation of its failure to pay for 30 days or more;

(2)	the failure to pay all or any part of the principal of (or premium, if any, on) the Notes when due at maturity, when due upon redemption, or when due by declaration or otherwise;

(3)	a default in the performance of or compliance with any of the covenants described above under “—Repurchase at the Option of Holders” or “—Certain Covenants—Merger, Sale of Assets and Dissolution;”

(4)

a default in the performance of any other covenant contained in the Indenture or any Note continued for 90 days after written notice to the Issuer by the Trustee, or written notice to each of the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5)

a default under any mortgage, indenture (including the Indenture) or instrument under which Indebtedness for borrowed money (other than any Indebtedness owed to any Subsidiary or that is Non-Recourse Indebtedness) of the Issuer or, at any time when the Notes are guaranteed, any Guarantor is issued or is secured or evidenced or the payment of which is guaranteed by the Issuer or, at any time when the Notes are guaranteed, any Guarantor, which default constitutes a failure by the Issuer or such Guarantor to pay principal of such Indebtedness in an amount exceeding $200 million at the final stated maturity date (other than as a result of acceleration), after expiration of any applicable grace periods or results in the Issuer’s or, at any time when the Notes are guaranteed, Guarantor’s Indebtedness for borrowed money (other than any Indebtedness owed to any Subsidiary or that is, by its terms, recourse only to specific assets) in the aggregate of $200 million or more being accelerated or becoming due and payable before the date on which it would otherwise become due and payable, and such acceleration is not rescinded or annulled or such Indebtedness for borrowed money is not discharged within 60 days after written notice to the Issuer and any applicable Guarantor by the Trustee, or written notice to each of the Issuer, such

Guarantor and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes;

(6)	certain events in bankruptcy, insolvency, reorganization, receivership or liquidation; or

(7)

at any time when the Notes are guaranteed, any Guarantee ceases to be in full force and effect in any material respect (except as contemplated by this “Description of Notes”) or any Guarantor denies or disaffirms its respective obligations under the Indenture or the Guarantees.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the Notes to be due and payable immediately. However, the holders of a majority in principal amount of the outstanding Notes, by written notice to the Issuer, the Guarantors (at any time when the Notes are guaranteed) and the Trustee, may rescind and annul such declaration and its consequences if: (a) the Issuer or, at any time when the Notes are guaranteed, any Guarantor has paid or deposited with the Trustee a sum sufficient to pay all overdue interest on all Notes, all principal of (and premium, if any) on the Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal (and premium, if any) and (to the extent permitted by applicable law) all interest upon overdue interest in respect of the Notes, if any, and (b) all Events of Default with respect to the Notes, other than the nonpayment of amounts that have become due solely by reason of such declaration, have been cured, waived or otherwise remedied. No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holder of any Note will not have any right to institute any proceeding with respect to the Indenture or remedies thereunder, unless:

(1)	the holder previously gives the Trustee written notice of an Event of Default that is continuing with respect to the Notes held by such holder;

(2)

the holders of not less than 25% in principal amount of the outstanding Notes have made written request to the Trustee and offered the Trustee indemnity satisfactory to it against the costs, losses, expenses or liabilities to institute such proceeding as Trustee; and

(3)

the Trustee has failed to institute such proceeding for 60 days after its receipt of such notice and offer of indemnity and the Trustee has not been given inconsistent direction during such 60-day period by holders of a majority in principal amount of Notes at the time outstanding.

However, the right of any holder of any Note to institute suit for enforcement of any payment of principal (and premium, if any) and interest on such Note on or after the applicable due date may not be impaired or affected without such holder’s consent.

The holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall receive security or indemnity satisfactory to it from such holders against the costs, losses, expenses and liabilities which could be incurred in compliance with any such direction. The Trustee may withhold from holders of the Notes notice of any continuing default (except a default in payment of principal (or premium, if any) or interest) if it determines that withholding notice is in their interests.

The Issuer is required to furnish to the Trustee within 120 days after the end of each fiscal year a certificate from the Issuer’s principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge that (a) no Event of Default or (b) no event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default, has occurred and is continuing at such time. If an event specified in

(a) or (b) has occurred, the certificate shall specify all such events and the nature and status thereof and what action the Issuer plans to take to cure such default or Event of Default.

Amendment, Supplement and Waiver of the Indenture and the Notes

The Issuer and, at any time when the Notes are guaranteed, the Guarantors, together with the Trustee, may amend or supplement the Indenture, the Notes and, at any time when the Notes are guaranteed, the Guarantees with respect to the series of securities that constitutes the Notes with the consent of the holders of a majority in principal amount of the outstanding Notes, voting as a single class. The holders of not less than a majority in principal amount of the outstanding Notes may, on behalf of the holders of such Notes, waive (i) compliance by the Issuer and, at any time when the Notes are guaranteed, the Guarantors with certain covenants or other provisions of the Indenture, the Notes and, at any time when the Notes are guaranteed, the Guarantees with respect to the series of securities that constitutes the Notes and (ii) any past default with respect to the series of securities that constitutes the Notes and the related consequences, except that a default in the payment of principal of (and premium, if any) or interest on any Note cannot be modified or amended without the consent of the holder of each affected outstanding Note. However, neither the Issuer nor, at any time when the Notes are guaranteed, the Guarantors may enter into any amendment, supplement or waiver without the consent of the holders of all affected Notes if the amendment, supplement or waiver would:

(1)	change the stated maturity date or any installment of principal or interest on any Note;

(2)	reduce the principal amount payable of, the rate of interest on, or any premium payable upon the redemption of, any Note;

(3)

adversely affect any right of repayment at the option of the holder of any Note, following the occurrence of a Change of Control Triggering Event with respect to such Change of Control Triggering Event;

(4)	make any Note payable in a currency other than that stated in the Note;
(5)	impair the right of any holder of any Note to institute suit for the enforcement of any payment with respect to such Note on or after the stated maturity date thereof;

(6)	reduce the percentage in principal amount of outstanding Notes whose holders must consent to any amendment, supplement or waiver; or

(7)

amend, change or modify any provision of the Indenture that would cause the Notes or, at any time when the Notes are guaranteed, the Guarantees not to be pari passu in right of payment with the Issuer’s or, at any time when the Notes are guaranteed, the Guarantors’ existing unsecured and unsubordinated indebtedness in a manner adverse to the holders of such Notes.

The Notes will not be considered outstanding, and therefore not eligible to vote, if the Issuer has deposited or set aside in trust for you money for their payment or redemption including under circumstances where they have been defeased as described below in “—Legal Defeasance and Covenant Defeasance” or discharged as described below in “—Satisfaction and Discharge.” The Issuer and, at any time when the Notes are guaranteed, the Guarantors, together with the Trustee, may, without the consent of any holder of Notes, amend or supplement the Indenture for purposes that include:

(1)

to evidence the Issuer’s or, at any time when the Notes are guaranteed, any Guarantor’s succession by another Person and the assumption by any such successor of the covenants in the Indenture, the Notes and, at any time when the Notes are guaranteed, the Guarantees;

(2)	to add covenants or any additional Event of Default for the benefit of the holders of the Notes (or any other series of securities under the Indenture);

(3)	to surrender any right or power conferred upon the Issuer or, at any time when the Notes are guaranteed, the Guarantors;

(4)

to change or eliminate any provision of the Indenture if such change or elimination is effective only when there are no Notes outstanding issued prior to such change or elimination and entitled to the benefit of such provision;

(5)	to secure the Notes (or any other series of securities under the Indenture);

(6)	to establish the form or terms of any other series of securities as permitted under the Indenture;

(7)

to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities, other than the Notes;

(8)

to evidence the appointment of a successor trustee with respect to the Notes (or any other series of notes) and to add to or change any of the provisions of the Indenture as may be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

(9)

to cure any ambiguity, omission or defect or to correct or supplement any provision of the Indenture, the Notes or, at any time when the Notes are guaranteed, the Guarantees that is inconsistent with other provisions;

(10)	to make any provision which does not materially adversely affect the interests of the holders of the Notes; or

(11)

to conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim, or substantially verbatim, recitation of a provision of the Indenture, the Notes or, at any time when the Notes are guaranteed, the Guarantees (as provided for in an officer’s certificate to the Trustee).

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have discharged all of its and, at any time when the Notes are guaranteed, each Guarantor’s obligations with respect to the outstanding Notes and, at any time when the Notes are guaranteed, the Guarantees (“Legal Defeasance”), other than:

(1)	its obligation to register, transfer and exchange certificated Notes;

(2)	its obligations with respect to mutilated, destroyed, lost or stolen certificated Notes;

(3)	its obligations to maintain an office or agency in the place designated for payment of the Notes and with respect to the treatment of funds held by Paying Agents;

(4)	its obligation to prepare and exchange definitive Notes for any temporary Notes issued, if any;

(5)	its obligation to hold, or cause the Paying Agent to hold, money in trust for the payment of principal (and premium, if any) and interest due on outstanding Notes for the benefit of such holders;

(6)	certain obligations to the Trustee; and

(7)	certain obligations arising in connection with such discharge of obligations.

In addition, the Issuer may, at its option and at any time, elect to have its and, at any time when the Notes are guaranteed, the Guarantors’ obligations released with respect to the Notes and, at any time when the Notes are guaranteed, the Guarantees with respect to certain covenants that are described in the Indenture, including the covenants described in this Description of Notes under the headings “—Certain Covenants” or “— Repurchase at the Option of Holders” (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default with respect to the Notes and, at any time when the Notes are guaranteed, the Guarantees. In the event Covenant Defeasance occurs, certain events (excluding the Issuer’s or, at any time when the Notes are guaranteed, the Guarantors’ failure to pay any amount with respect to the Notes or the Issuer’s or, at any time when the Notes are guaranteed, the Guarantors’ bankruptcy, insolvency, receivership, reorganization or insolvency) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

The conditions the Issuer must satisfy to exercise Legal Defeasance or Covenant Defeasance include the following:

(1)

The Issuer or, at any time when the Notes are guaranteed, the Guarantors must have irrevocably deposited with the Trustee, in trust for the benefit of the holders of the Notes, cash in U.S. dollars or U.S. Government Obligations or a combination thereof in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, in an amount sufficient (without reinvestment) to pay at maturity or redemption the entire amount of principal (and premium, if any) and interest on the Notes, and to pay any mandatory sinking fund or analogous payments (provided that, in the case of a Redemption Date, if the amount of cash or U.S. Government Obligations that the Issuer or, at any time when the Notes are guaranteed, or Guarantors must have irrevocably deposited cannot be definitively calculated, the Issuer or, at any time when the Notes are guaranteed, the Guarantors must have irrevocably deposited an amount of cash or U.S. Government Obligations that will generate enough cash to pay principal (and premium, if any) and interest in full, without discounting, to the Redemption Date, it being understood that any excess amounts will be returned to the Issuer or, at any time when the Notes are guaranteed and at the Issuer’s direction, the applicable Guarantors promptly following the Redemption Date).

(2)

No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Notes or, at any time when the Notes are guaranteed, the Guarantees shall have occurred and be continuing on the date the Issuer makes the deposit (other than an Event of Default arising in connection with the substantially contemporaneous borrowing of funds to fund such deposit and the granting of any security interest securing such borrowing, in each case, other than in contemplation of an event of the type described under clause (6) of “Events of Default”) or, for certain purposes, during the period ending on the 91st day after the date of such deposit, or on the day after the expiration of any longer preference periods.

(3)	The Legal Defeasance or Covenant Defeasance will not cause the Trustee to have a conflicting interest as referred to in the Indenture.

(4)

The Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the Indenture (other than an Event of Default arising in connection with the substantially contemporaneous borrowing of funds to fund such deposit and the granting of any security interest securing such borrowing, other than in contemplation of an event of the type described under clause (6) of “Events of Default”) or other material agreements or instruments or cause the Notes, if listed on a national securities exchange, to be delisted.

In the case of Legal Defeasance, the Issuer is also required to deliver to the Trustee an opinion of counsel stating that the Issuer has received a direct ruling from the IRS, or such a public ruling has been published, or since the date of the Indenture there has been a change in the applicable U.S federal income tax law, such that the beneficial owners of the outstanding Notes to be defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance. The opinion must state that the beneficial owners of the outstanding Notes to be defeased will be subject to U.S. federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such Legal Defeasance had not occurred.

In the case of Covenant Defeasance, the Issuer is required to deliver to the Trustee an opinion of counsel to the effect that the beneficial owners of the outstanding Notes for which such Covenant Defeasance is proposed will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant

Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred.

In either case, the U.S. Government Obligations may not be callable or redeemable at the option of the issuer of such U.S. Government Obligations. The Issuer will deliver a depository receipt issued by a bank, as defined in Section 3(a)(2) of the Securities Act, as custodian with respect to such U.S. Government Obligation or a specific payment of principal of or interest on such U.S. Government Obligation held by the custodian for the account of the Trustee, as holder of such depository receipt. The custodian shall not be authorized to make any deduction from any amount payable to the holder of the depository receipt except as required by law.

Satisfaction and Discharge

The Indenture will cease to be of further effect with respect to the Notes and, at any time when the Notes are guaranteed, the Guarantees, and the Trustee, upon the Issuer’s demand and at the Issuer’s expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the Indenture with respect to the Notes and, at any time when the Notes are guaranteed, the Guarantees upon compliance with certain conditions, including:

(1)

the Issuer or, at any time when the Notes are guaranteed, the Guarantors having paid all sums payable by the Issuer or, at any time when the Notes are guaranteed, the Guarantors under the Indenture with respect to the Notes and, at any time when the Notes are guaranteed, the Guarantees, as and when the same shall be due and payable;

(2)	the Issuer having delivered to the Trustee for cancellation all Notes theretofore authenticated under the Indenture; or

(3)

all Notes outstanding under the Indenture not theretofore delivered to the Trustee for cancellation shall have become due and payable, whether on the stated maturity date, on a Redemption Date, or are by their terms to become due and payable within one year, and the Issuer or, at any time when the Notes are guaranteed, the Guarantors shall have irrevocably deposited with the Trustee sufficient cash or U.S. Government Obligations in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, that will generate enough cash to pay principal (and premium, if any) and interest, at the stated maturity date, the Redemption Date, as the case may be, of all Notes outstanding under the Indenture (provided that, in the case of a Redemption Date, if the amount of cash or U.S. Government Obligations that the Issuer or, at any time when the Notes are guaranteed, the Guarantors must have irrevocably deposited cannot be definitively calculated, the Issuer or, at any time when the Notes are guaranteed, the Guarantors must have irrevocably deposited an amount of cash or U.S. Government Obligations that will generate enough cash to pay principal (and premium, if any) and interest in full, without discounting, to the Redemption Date, it being understood that any excess amounts will be returned to the Issuer or, at any time when the Notes are guaranteed and at the Issuer’s direction, the applicable Guarantors promptly following the Redemption Date).

Limited Liability of Certain Persons

The Indenture provides that none of the Issuer’s or, at any time when the Notes are guaranteed, the Guarantors’ past, present or future incorporators, stockholders, directors, officers or employees, or of any successor corporation or any of the Issuer’s Affiliates or, at any time when the Notes are guaranteed, the Guarantors’ Affiliates, shall have any personal liability in respect of the Issuer’s or, at any time when the Notes are guaranteed, the Guarantors’ obligations under the Indenture, the Notes or, at any time when the Notes are guaranteed, the Guarantees by reason of his, her or its status as an incorporator, stockholder, director, officer or employee. Each holder of the Notes, by accepting a Note, waives and releases all such liability. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the Commission that any such waiver is against public policy.

Notices

Notices to the holders of the Notes will be given by mail at the addresses of such holders as they appear in the registry of the Notes or in accordance with the depositary’s procedures for notes held in book entry form.

The Trustee

Computershare Trust Company, N.A. will act as the Trustee under the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Trustee may resign at any time upon 60 days prior written notice (or less if the Issuer appoints a successor Trustee in accordance with the provisions of the Indenture). The Trustee may be removed by us under certain limited circumstances specified in the Indenture, including if the Trustee is insolvent or bankrupt. If the Trustee resigns, is removed or if a vacancy occurs in the office of the Trustee for any reason, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

In addition to the arrangements with the Trustee pursuant to the Indenture, the Notes and, at any time when the Notes are guaranteed, the Guarantees, the Issuer and any Guarantors may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the Trustee and/or its Affiliates in the course of the Issuer’s or such Guarantors’ business.

Governing Law

The Indenture, the Notes, any Guarantees and the Registration Rights Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that application of the law of another jurisdiction would be required thereby.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture or the registration rights agreement without charge by writing to Sumisho Air Lease Corporation, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067, Attention: Chief Financial Officer.

Book-Entry, Delivery, and Form

The exchange notes will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Global Notes”).

The Global Notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear, and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the applicable system or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes;

(2)	we, at our option, and subject to the procedures of DTC, notify the trustee in writing that we elect to cause the issuance of Certificated Notes; or

(3)

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest, and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture.

Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or of the trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear, and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear, and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee, or any of their respective agents will have any responsibility for the performance by DTC, Euroclear, or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, if:

(1)

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days; or

(2)	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal of, and interest, and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest, and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Certain significant terms which will be defined in the Indenture are set forth below:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Issuer.

“Aircraft Assets” means (x) aircraft, airframes, engines (including spare engines), propellers, parts and other operating assets and pre-delivery payments relating to any of the items in this clause (x) and (y) intermediate or operating leases relating to any of the items in the foregoing clause (x).

“Apollo” means Apollo Capital Management, L.P., a Delaware limited partnership, and any Affiliates thereof.

“Brookfield” means Brookfield Asset Management Credit and Insurance Solutions Advisor LLC, a Delaware limited liability company, and any Affiliates thereof.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” of a Person means equity interests in such Person, including any ordinary shares, preference shares, common stock, preferred stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding other indebtedness (other than preferred stock) convertible into equity.

“Change of Control” means the occurrence of any of the following:

(1)

any event, transaction or series of related transactions whereby a “person” or “group” (as those terms are used in Section 13(d) of the Exchange Act), other than any of the Permitted Holders, becomes the direct “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of a majority in the aggregate of the total voting power of the Issuer’s Voting Stock, whether as a result of the issuance of securities by the Issuer, any merger, consolidation, liquidation or dissolution of the Issuer, or any direct or indirect transfer of securities issued by the Issuer by the then beneficial owners or otherwise (for purposes of this clause, the beneficial owners shall be deemed to beneficially own any Voting Stock of a Person held by any other Person so long as the beneficial owners beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the Issuer);

(2)	the adoption of a plan relating to the Issuer’s liquidation or dissolution; or

(3)

the Issuer’s merger or consolidation with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all of the Issuer’s assets (determined on a consolidated basis in accordance with GAAP) to another Person, in each case, other than a transaction in which the survivor or transferee is a Person whose Voting Stock is at least majority beneficially owned by any of the Permitted Holders.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Tangible Assets” means, at any date, the total assets of the Issuer and its Subsidiaries reported on the most recently prepared consolidated balance sheet of the Issuer filed with the Commission or delivered to the Trustee as of the end of a fiscal quarter, less all assets shown on such consolidated balance sheet that are classified and accounted for as intangible assets of the Issuer or any of its Subsidiaries or that otherwise would be considered intangible assets under generally accepted accounting principles, including, without limitation, franchises, patents and patent applications, trademarks, brand names, unamortized debt discount and goodwill.

“ECA Indebtedness” means any indebtedness incurred in order to fund the deliveries of new Aircraft Assets, which indebtedness is guaranteed by one or more Export Credit Agencies, including guarantees thereof by the Issuer or any of its Subsidiaries.

“Export Credit Agencies” means collectively, the export credit agencies or other governmental authorities that provide export financing of new Aircraft Assets (including, but not limited to, the Brazilian Development Bank, Compagnie Francaise d’Assurance pour le Commerce Exterieur, His Britannic Majesty’s Secretary of State acting by the Export Credits Guarantee Department, Euler-Hermes Kreditversicherungs AG, the Export-Import Bank of the United States, the Export Development Canada or any successor thereto).

“Fitch” means Fitch Rating Service, Inc. and any successor to the ratings business thereof.

“Foreign Currency” means any currency, currency unit or composite currency issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such government.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time. All ratio computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Governmental Authority” means:

(1)	the government of:

i.	the U.S. or any State or other political subdivision thereof, or

ii.

any other jurisdiction in which the Issuer or any Subsidiary of the Issuer conducts all or any part of its business, or which asserts jurisdiction over any of the Issuer’s properties or any of the properties of any of the Issuer’s Subsidiaries, or

(2)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America or the other government or governments in the confederation which issued the Foreign Currency in which the principal of or any premium or interest on the relevant debt security shall be payable, in each case, where the payment or payments thereunder are supported by the full faith and credit of such government or governments or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, in each case, where the payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in either case of (i) or (ii), is not callable or redeemable at the option of the issuer or issuers thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any such Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Guarantor” means any Subsidiary of the Issuer that guarantees the Notes in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Indebtedness” means, with respect to any Person, at any time, without duplication,

(1)	its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(2)

its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(3)	all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(4)	all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(5)

all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and

(6)	any guarantee of such Person with respect to liabilities of a type described in any of clauses (1) through (5) hereof.

“Investment Grade Rating” means any of: (1) a rating equal to or higher than BBB- (or the equivalent) by S&P, (2) a rating equal to or higher than BBB- (or the equivalent) by Fitch, (3) a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, or (4) a rating equivalent to an Investment Grade Rating, as that term is defined for S&P, Fitch and Moody’s, for any other Rating Agency that provides a rating of the Notes.

“IRS” means the Internal Revenue Service of the U.S., a bureau of the U.S. Department of Treasury.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any Capital Lease, upon or with respect to any property or asset of such Person.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to the ratings business thereof.

“Non-Recourse Indebtedness” means, with respect to any Person, any indebtedness of such Person or its Subsidiaries that is, by its terms, recourse only to specific assets and non-recourse to the assets of such Person generally and that is neither guaranteed by any Affiliate (other than a Subsidiary) of such Person or would become the obligation of any Affiliate (other than a Subsidiary) of such Person upon a default thereunder, other than (i) recourse for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financings, (ii) recourse to the equity interests of such Person or its Subsidiaries and to a guarantee by the Issuer or any Affiliate of the Issuer that does not exceed 10% of the outstanding indebtedness of such Person and its Subsidiaries, including such a guarantee of Warehouse Facility Indebtedness, and (iii) the existence of a guarantee that does not constitute a guarantee of payment of principal, interest or premium on indebtedness.

“Par Call Date” means, with respect to the 2029 Notes, February 24, 2029 (the date that is one month prior to the 2029 Maturity Date), with respect to the 2031 Notes, February 24, 2031 (the date that is one month prior to the 2031 Maturity Date) and with respect to the 2036 Notes, December 24, 2035 (the date that is three months prior to the 2036 Maturity Date).

“Paying Agent” means Computershare Trust Company, N.A., and its successors and assigns, and/or any Person the Issuer appoints as Paying Agent.

“Permitted Holders” means one or more of SMBC AC, Sumitomo, Apollo and Brookfield.

“Permitted Jurisdiction” means any of the United States, any state or territory thereof or the District of Columbia.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Preferred Stock” means any class of Capital Stock of a Person that is preferred over any other class of Capital Stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Rating Agency” means S&P, Fitch Moody’s, and subsequent to the date of the Indenture, shall include any other credit rating agency that provides a rating of the Notes, so long as that credit rating agency is properly registered with, and recognized by, the Commission as a valid nationally recognized statistical rating organization pursuant to Section 15E of the Exchange Act at all times that such credit rating agency provides a rating of the Notes.

“Ratings Event” means that at any time within 60 days (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) from the date of the public notice of a Change of Control or of the Issuer’s intention or that of any Person to effect a Change of Control, the rating on the Notes is lowered, and the Notes are rated below an Investment Grade Rating, by (1) one Rating Agency if the Notes are rated by two or fewer Rating Agencies or (2) at least a majority of such Rating Agencies if the Notes are rated by three or more Rating Agencies; provided, that a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Issuer and the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“Redemption Date” means the date specified as such in a notice given by the Issuer to the holders of the Notes.

“Registration Rights Agreement” means the registration rights agreement (as amended, supplemented or modified from time to time) to be entered into by the Issuer and the initial purchasers of the Notes on the Issue Date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a subsidiary of S&P Global Inc., and any successor to the ratings business thereof.

“SMBC AC” means SMBC Aviation Capital Limited, a limited company registered in Ireland under company number 270775 with its registered office at Fitzwilliam 28, Fitzwilliam Street Lower, Dublin 2, Ireland, D02 KF20 and any Affiliates thereof.

“Special Purpose Aircraft Financing Entity” means a Subsidiary of the Issuer (x) that engages in no business other than the purchase, finance, refinance, lease, sale and management of Aircraft Assets, the ownership of Special Purpose Aircraft Financing Entities and business incidental thereto; (y) substantially all of the assets of which are comprised of Aircraft Assets and/or Capital Stock in Special Purpose Aircraft Financing Entities; and (z) that is not obligated under, or the organizational documents or financing documents of which prevent it from incurring, in each case, indebtedness for money borrowed other than indebtedness incurred to finance or refinance the purchase, lease or acquisition of Aircraft Assets and the purchase of Special Purpose Aircraft Financing Entities or the cost of construction, repair, refurbishment, modification or improvement thereof.

“Specified Indebtedness” means with respect to any Person, any Indebtedness of such Person the outstanding principal amount of which equals at least $100,000,000.

“Subsidiary” means (x) any corporation, association or similar business entity (other than a partnership, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or trustees thereof (or Persons performing similar functions) or (y) any partnership, limited liability company, trust or similar entity of which more than 50% of the capital accounts, distribution rights or total equity, as applicable, is, in the case of clauses (x) and (y), at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Issuer.

“Sumitomo” means Sumitomo Corporation, a company incorporated under the laws of Japan, and any Affiliates thereof.

“U.S.” means United States.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the U.S. for the payment of which its full faith and credit is pledged, or

(2)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the U.S., the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S.

“Voting Stock” means, with respect to any Person, Capital Stock (including shares, interests, membership interests, participations or other equivalents, however designated, in the equity of such Person) of any class or kind having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Warehouse Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note and/or other security issuance facilities and commercial paper facilities, with a financial institution or other lender or purchaser exclusively to finance or refinance the purchase by the Issuer or a Subsidiary of the Issuer of Aircraft Assets.

“Warehouse Facility Indebtedness” means indebtedness under any Warehouse Facility; provided that the amount of any particular Warehouse Facility Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“We” or “our” means the Issuer.

“Wholly Owned Subsidiary” means, with respect to any Subsidiary of a Person, that all of the shares of Capital Stock or other ownership interests of such Subsidiary (except director’s qualifying shares and, in the case of any Subsidiary in a jurisdiction outside the U.S., shares not exceeding 5% of total shares) are at the time, directly or indirectly, owned by such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that are held as capital assets (i.e., generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, employee stock ownership plans, partnerships, or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities and foreign currencies, brokers, persons who hold the notes as a hedge or other integrated transaction or who hedge the interest rate on the notes, or “U.S. holders” (as defined below) whose functional currency is not U.S. dollars. In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider the Medicare tax on net investment income, the special tax accounting rules under Section 451(b) of the Code or any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “non-U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a non-U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances, on the activities of the partnership and certain determinations made at the partner level. Partners in such partnerships should consult their own tax advisors.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders of the Ownership and Disposition of the Notes

Treatment of Stated Interest

Stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Potential Contingent Payment Debt Treatment

In certain circumstances, the Issuer may make payments on a note that would change the yield of the note, including as described under “Description of Notes—Redemption—Optional Redemption,” and “Description of Notes—Repurchase at the Option of Holders.” The possibility of these payments may implicate the provisions of Treasury Regulations relating to contingent payment debt instruments (“CPDIs”). Under applicable Treasury Regulations, certain contingencies will not cause a debt instrument to be treated as a CPDI if such contingencies, as of the date of issuance, are “remote or incidental” or certain other circumstances apply. We have taken the position that the notes are not CPDIs. The Issuer’s determination that the notes are not CPDIs is binding on a U.S. holder unless the U.S. holder discloses a contrary position to the IRS in the manner that is required by applicable Treasury Regulations. This determination, however, is not binding on the IRS and if the IRS were to challenge this determination, a holder may be required to accrue income on the notes that such holder owns in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the sale, exchange or taxable disposition (including a redemption) of such notes before the resolution of the contingency. If the notes are not CPDIs but such contingent payments are made, it would affect the amount and timing of the income that a U.S. holder recognizes. U.S. holders are urged to consult their own tax advisors regarding the potential application to the notes of the CPDI rules and other rules above and the consequences thereof. The remainder of this discussion assumes that the notes will not be treated as CPDIs.

Sale, Exchange, or Other Disposition of the Notes

In general, upon the sale, exchange (other than exchanges for exchange notes pursuant to the exchange offer), redemption, retirement at maturity, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income) and (2) the U.S. holder’s adjusted tax basis in the note. Gain or loss realized on the sale, retirement, or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the notes are held for more than one year at the time of the disposition. Long-term capital gains recognized by certain non-corporate U.S. holders will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Market Discount

A note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining complete years to maturity) will be treated as having “market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement, or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the notes will accrue ratably over the remaining term of the notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Amortization of Premium

A U.S. holder that, immediately after its acquisition of a note, has a tax basis in the note exceeding the sum of all remaining payments other than qualified stated interest payable on the note will be considered to have purchased the note at a premium equal to such excess. “Qualified stated interest” is stated interest that is unconditionally payable at least annually at a single fixed rate. A U.S. holder may elect to amortize any such bond premium to offset a portion of the qualified stated interest that would otherwise be includable in income using a constant yield method, over the remaining term of the note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date). Such an election generally applies to all taxable debt instruments held by the U.S. holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire a note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Backup Withholding and Information Reporting

In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes, and the proceeds of a sale of the notes, at the applicable tax rate, unless such holder (a) is an entity that is exempt from backup withholding (including corporations, tax-exempt organizations, and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities generally will be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Ownership and Disposition of the Notes

Treatment of Stated Interest

Subject to the discussion of backup withholding and FATCA below, under the “portfolio interest exemption,” a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the notes, provided that:

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Issuer stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related to us through actual or constructive stock ownership; and

•	certain certification requirements are met. Under current law, the certification requirement will be satisfied in any of the following circumstances:

•

if a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN or W-8BEN-E (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•

if a note is held through a securities clearing organization, bank, or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•

if a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN or W-8BEN-E, any interest income that is effectively connected with a U.S. trade or business of such non-U.S. holder will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange, or Other Disposition of the Notes

Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain (other than any gain attributable to accrued and unpaid interest, which will be treated as interest) realized by such holder upon a sale, exchange, redemption, retirement at maturity, or other taxable disposition of a note, unless:

•

the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of disposition and who has a “tax home” in the United States and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if an applicable income tax treaty so provides, the gain is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement at maturity, or other taxable disposition of the notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax or lower applicable treaty rate on any such effectively connected gain. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty. Non-U.S. holders will not be subject to U.S. federal income tax (or any withholding thereof) upon an exchange of notes for exchange notes pursuant to the exchange offer.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption generally will not be subject to backup withholding tax on payments of principal or interest if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a “controlled foreign corporation” for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale or other disposition of a note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund; provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specifically defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, notes paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the United States, it must, among other things, identify accounts held by certain United States persons or United States owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Under FATCA, a 30% withholding tax currently may be imposed on payments of interest on the notes paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder)

and certain other nonfinancial foreign entities. While withholding under FATCA also would have applied to payments of gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of notes, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership, and disposition of the notes, including the tax consequences under state, local, estate, foreign, and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, other than the expenses of counsel for the holders of the outstanding notes, commissions or concessions of any brokers or dealers, and any transfer taxes relating to the sale or disposition of the outstanding notes or the exchange notes, and we will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters with respect to the validity of the exchange notes will be passed upon for us by Cooley LLP.

EXPERTS

The Consolidated financial statements of Sumisho Air Lease Corporation as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 appearing in Sumisho Air Lease Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

$4,000,000,000

Sumisho Air Lease Corporation

Offer to Exchange

$800,000,000 4.400% Senior Notes due 2028

that have been registered under the Securities Act of 1933

for any and all outstanding 4.400% Senior Notes due 2028

(CUSIP Nos. 873923 AA4 / U81972 AA6)

and

$1,200,000,000 4.500% Senior Notes due 2029

that have been registered under the Securities Act of 1933

for any and all outstanding 4.500% Senior Notes due 2029

(CUSIP Nos. 873923 AC0 / U81972 AB4)

and

$1,500,000,000 4.850% Senior Notes due 2031

that have been registered under the Securities Act of 1933

for any and all outstanding 4.850% Senior Notes due 2031

(CUSIP Nos. 873923 AE6 / U81972 AC2)

and

$500,000,000 5.500% Senior Notes due 2036

that have been registered under the Securities Act of 1933

for any and all outstanding 5.500% Senior Notes due 2036

(CUSIP Nos. 873923 AG1 / U81972 AD0)

   , 2026

PART II

Item 20. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to our amended and restated certificate of incorporation and fifth amended and restated bylaws.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except (A) where the director or officer (i) breached the duty of loyalty, (ii) failed to act in good faith, (iii) engaged in intentional misconduct or knowingly violated a law, (iv) authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or (v) obtained an improper personal benefit, or (B) actions against an officer by or in the right of the corporation.

Our amended and restated certificate of incorporation provides for this limitation of liability for our directors.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145(b) further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and, only to the extent that, the Delaware Court of Chancery or such other court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

Our fifth amended and restated bylaws provide for the indemnification of officers and directors of our Company consistent with Section 145 of the DGCL.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our fifth amended and restated bylaws, agreement, vote of stockholders or directors or otherwise. We also entered into indemnification agreements with our directors and executive officers that generally provide for mandatory indemnification to the fullest extent permitted by law.

Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. We maintain, at our expense, an insurance policy that insures our officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities.

Item 21. Exhibits and Financial Statement Schedules

Exhibit	Exhibit Description	Form	Incorporated by Reference
Number			File No.	Exhibit	Filing Date

2.1†	Agreement and Plan of Merger, dated as of September 1, 2025, by and among Air Lease Corporation, Gladiatora Designated Activity Company and Takeoff Merger Sub Inc.	8-K	001-35121	2.1	September 2, 2025

3.1	Amended and Restated Certificate of Incorporation of Sumisho Air Lease Corporation	8-K	001-35121	3.1	April 8, 2026

3.2	Fifth Amended and Restated Bylaws of Sumisho Air Lease Corporation	8-K	001-35121	3.2	April 8, 2026

4.1	Form of Stock Certificate representing the 4.650% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B	8-K	001-35121	4.1	March 2, 2021

4.2	Form of Stock Certificate representing the 4.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C	8-K	001-35121	4.1	October 13, 2021

4.3	Form of Certificate representing the 6.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D.	8-K	001-35121	4.1	September 24, 2024

4.4	Indenture, dated as of October 11, 2012, between Air Lease Corporation and Deutsche Bank Trust Company Americas, as trustee (“October 2012 Indenture”)	S-3	333-184382	4.4	October 12, 2012

4.5	Twelfth Supplemental Indenture, dated as of March 8, 2017, to the October 11, 2012 Indenture by and between Air Lease Corporation and Deutsche Bank Trust Company Americas, as Trustee, relating to 3.625% Senior Notes due 2027	8-K	001-35121	4.2	March 8, 2017

4.6	Fifteenth Supplemental Indenture, dated as of November 20, 2017, by and between Air Lease Corporation and Deutsche Bank Trust Company Americas, as trustee, relating to 3.625% Senior Notes due 2027	8-K	001-35121	4.3	November 20, 2017

4.7	Twentieth Supplemental Indenture, dated as of September 17, 2018, by and between Air Lease Corporation and Deutsche Bank Trust Company Americas, as trustee, relating to 4.625% Senior Notes due 2028	8-K	001-35121	4.3	September 17, 2018

Exhibit	Exhibit Description	Form	Incorporated by Reference
Number			File No.	Exhibit	Filing Date

4.8	Indenture, dated as of November 20, 2018, by and between Air Lease Corporation and Deutsche Bank Trust Company Americas, as trustee, (“MTN Indenture”)	S-3/A	333-224828	4.4	November 20, 2018

4.9	Indenture, dated as of March 24, 2026, by and between Takeoff Merger Sub Inc. and Computershare Trust Company, N.A.	8-K	001-35121	4.1	April 8, 2026

4.10	Registration Rights Agreement, dated as of March 24, 2026, by and among Takeoff Merger Sub Inc., SMBC Nikko Securities America, Inc., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC.	8-K	001-35121	4.2	April 8, 2026

4.11	Paying Agency Agreement, dated as of November 20, 2018, by and between Air Lease Corporation and Deutsche Bank Trust Company Americas, as paying agent and security registrar.	8-K	001-35121	4.2	November 20, 2018

4.12	Form of 2018 Fixed Rate Global Medium-Term Note, Series A	8-K	001-35121	4.3	November 20, 2018

4.13	Form of 2018 Floating Rate Global Medium-Term Note, Series A	8-K	001-35121	4.4	November 20, 2018

4.14	Form of 2021 Fixed Rate Global Medium-Term Note, Series A	8-K	001-35121	4.3	May 7, 2021

4.15	Form of 2021 Floating Rate Global Medium-Term Note, Series A	8-K	001-35121	4.4	May 7, 2021

4.16	Form of 2024 Fixed Rate Global Medium-Term Note, Series A	8-K	001-35121	4.3	May 6, 2024

4.17	Form of 2024 Floating Rate Global Medium-Term Note, Series A	8-K	001-35121	4.4	May 6, 2024

4.18	Form of Note representing Air Lease Corporation’s €600,000,000 aggregate principal amount of 3.700% Medium-Term Notes, Series A, due April 15, 2030.	8-A12B	001-35121	4.1	March 27, 2024

4.19	Certain instruments defining the rights of holders of long-term debt of Air Lease Corporation and all of its subsidiaries for which consolidated or unconsolidated financial statements are required to be filed are being omitted pursuant to paragraph (b)(4)(iii)(A) of Item 601 of Regulation S-K. Air Lease Corporation agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

5.1	Opinion of Cooley LLP.				Filed herewith

Exhibit	Exhibit Description	Form	Incorporated by Reference
Number			File No.	Exhibit	Filing Date

10.1	Credit Agreement, dated as of December 13, 2024 among Air Lease Corporation and ALC Aircraft Financing Designated Activity Company, as Borrowers, the several lenders from time to time party thereto, and Sumitomo Mitsui Trust Bank, Limited. New York Branch, as Administrative Agent.	8-K	001-35121	10.1	December 18, 2024

10.2	Joinder Agreement, dated April 24, 2025, to the Credit Agreement, dated as of December 13, 2024 among Air Lease Corporation and ALC Aircraft Financing Designated Activity Company, as Borrowers, the several lenders from time to time party thereto, and Sumitomo Mitsui Trust Bank, Limited. New York Branch, as Administrative Agent.	10-Q	001-35121	10.3	August 4, 2025

10.3	Form of Commercial Paper Dealer Agreement between the Company, as issuer, and the applicable Dealer party thereto.	8-K	001-35121	10.1	January 21, 2025

10.4†	First Amendment to Term Loan Credit Agreement, dated as of March 25, 2026, by and among Sumisho Air Lease Finance Corporation, Takeoff Merger Sub Inc., Sumitomo Mitsui Banking Corporation and the lenders party thereto.	8-K	001-35121	10.3	April 8, 2026

10.5†	First Amendment to Revolving Credit Agreement, dated as of March 25, 2026, by and among Sumisho Air Lease Finance Corporation, Takeoff Merger Sub Inc., Sumitomo Mitsui Banking Corporation and the lenders party thereto.	8-K	001-35121	10.4	April 8, 2026

10.6§	Tax Equalization Understanding between Air Lease Corporation and Jie Chen, dated June 5, 2019	8-K	001-35121	10.3	June 7, 2019

10.7§	Sumisho Air Lease Corporation Annual 2026 Cash Bonus Plan	8-K	001-35121	10.1	April 17, 2026

10.8§	Air Lease Corporation 2023 Equity Incentive Plan	8-K	001-35121	10.1	May 5, 2023

10.9§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Messrs. John L. Plueger and Steven F. Udvar-Házy Book Value Restricted Stock Units	10-Q	001-35121	10.5	August 3, 2023

10.10§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Messrs. John L. Plueger and Steven F. Udvar-Házy TSR Restricted Stock Units	10-Q	001-35121	10.6	August 3, 2023

10.11§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Messrs. John L. Plueger and Steven F. Udvar-Házy Time-Based Restricted Stock Units	10-Q	001-35121	10.7	August 3, 2023

Exhibit	Exhibit Description	Form	Incorporated by Reference
Number			File No.	Exhibit	Filing Date

10.12§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Mr. Steven F. Udvar-Házy Time-Based Restricted Stock Units (Bonus)	10-Q	001-35121	10.8	August 3, 2023

10.13§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Executive Vice Presidents and Below Book Value Restricted Stock Units	10-Q	001-35121	10.9	August 3, 2023

10.14§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Executive Vice Presidents and Below TSR Restricted Stock Units	10-Q	001-35121	10.10	August 3, 2023

10.15§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Executive Vice Presidents and Below Time-Based Restricted Stock Units	10-Q	001-35121	10.11	August 3, 2023

10.16§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Messrs. John L. Plueger and Steven F. Udvar-Házy Book Value Restricted Stock Units	10-K	001-35121	10.245	February 13, 2025

10.17§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Messrs. John L. Plueger and Steven F. Udvar-Házy TSR Restricted Stock Units	10-K	001-35121	10.246	February 13, 2025

10.18§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Messrs. John L. Plueger and Steven F. Udvar-Házy Time-Based Restricted Stock Units	10-K	001-35121	10.247	February 13, 2025

10.19§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Mr. Steven F. Udvar-Házy Time-Based Restricted Stock Units (Bonus)	10-K	001-35121	10.248	February 13, 2025

10.20§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Executive Vice Presidents and Below Book Value Restricted Stock Units	10-K	001-35121	10.249	February 13, 2025

10.21§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Executive Vice Presidents and Below TSR Restricted Stock Units	10-K	001-35121	10.250	February 13, 2025

10.22§	Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan—Executive Vice Presidents and Below Time-Based Restricted Stock Units	10-K	001-35121	10.251	February 13, 2025

Exhibit	Exhibit Description	Form	Incorporated by Reference
Number			File No.	Exhibit	Filing Date

10.23§	Severance Agreement, dated as of July 1, 2016, by and between Air Lease Corporation and John L. Plueger	10-Q	001-35121	10.3	August 4, 2016

10.24§	Air Lease Corporation Executive Severance Plan, adopted February 22, 2017, as amended on May 3, 2017	10-Q	001-35121	10.1	May 4, 2017

10.25§	Form of Indemnification Agreement with directors and officers	S-1	333-171734	10.12	February 22, 2011

10.26§	Form of Indemnification Agreement with Company directors and Section 16 officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended), adopted February 13, 2020	10-Q	001-35121	10.5	May 7, 2020

10.27§	Form Indemnification Agreement	8-K	001-35121	10.5	April 8, 2026

10.28§	Air Lease Corporation Non-Employee Director Compensation (as amended May 2, 2025)	10-Q	001-35121	10.14	August 4, 2025

10.29§	Employment Agreement between ALC Aircraft Limited and John L. Plueger, dated February 14, 2023.	10-K	001-35121	10.213	February 16, 2023

10.30§	Letter Agreement between Air Lease Corporation and John L. Plueger, dated February 14, 2023.	10-K	001-35121	10.215	February 16, 2023

10.31§	Amendment, dated April 16, 2025, to the Employment Agreement between ALC Aircraft Limited and John L. Plueger.	10-Q	001-35121	10.3	May 5, 2025

10.32§	Letter Agreement, by and among Air Lease Corporation, ALC Aircraft Limited and Steven Udvar-Házy, dated March 13, 2025.	8-K	001-35121	10.1	March 13, 2025

10.33§	Employment Agreement between ALC Aircraft Limited and Kishore Korde, dated October 2, 2025.	10-Q	001-35121	10.4	November 3, 2025

10.34§	Letter Agreement between Air Lease Corporation and Kishore Korde, dated October 2, 2025.	10-Q	001-35121	10.5	November 3, 2025

10.35§	Employment Agreement between ALC Aircraft Limited and David Beker, dated October 2, 2025.	10-Q	001-35121	10.6	November 3, 2025

10.36§	Letter Agreement between Air Lease Corporation and David Beker, dated October 2, 2025.	10-Q	001-35121	10.7	November 3, 2025

21.1	List of Significant Subsidiaries of Air Lease Corporation	10-K	001-35121	21.1	February 12, 2026

23.1	Consent of Cooley LLP (included in Exhibit 5.1).				Filed herewith

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Sumisho Air Lease Corporation.				Filed herewith

24.1	Power of Attorney (included on the signature page of this registration statement).				Filed herewith

Exhibit	Exhibit Description	Form	Incorporated by Reference
Number			File No.	Exhibit	Filing Date

25.1	Statement of Eligibility of Trustee, Computershare Trust Company, N.A., on Form T-1 with respect to the Indenture dated as of March 24, 2026.				Filed herewith

99.1	Form of Letter of Transmittal.				Filed herewith

99.2	Form of Notice of Guaranteed Delivery.				Filed herewith

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.				Filed herewith

99.4	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.				Filed herewith

107	Filing Fee Table				Filed herewith

†

The Company has omitted portions of the referenced exhibit pursuant to Item 601(b) of Regulation S-K because it (a) is not material and (b) is the type that the Company treats as private or confidential.

§	Management contract or compensatory plan or arrangement.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on September 14, 2026.

SUMISHO AIR LEASE CORPORATION

By:	/s/ Sabrina Lemmens
Name: Sabrina Lemmens
Title: Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David Swan and Sabrina Lemmens, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him or her and in his or her name, place and stead, in any and all capacities, in connection with the Registrant’s Registration Statement on Form S-4 under the Securities Act of 1933, as amended, or the Securities Act, any and all post-effective amendments to this Registration Statement, as the attorney-in-fact and to file or cause to be filed the same, with all exhibits thereto and any other documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Noriyuki Hiruta Noriyuki Hiruta	Chief Executive Officer, President, Secretary and Director (Principal Executive Officer)	September 14, 2026

/s/ Sabrina Lemmens Sabrina Lemmens	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	September 14, 2026

David Swan	Chief Commercial Officer and Director